Exhibit 99.1

CONTACT:
John C. Wobensmith
Chief Financial Officer
Genco Shipping & Trading Limited
(646) 443-8555

GENCO SHIPPING & TRADING LIMITED ANNOUNCES
FOURTH QUARTER 2009 FINANCIAL RESULTS

New York, New York, February 24, 2010 - Genco Shipping & Trading Limited (NYSE:GNK) today reported its financial results for the three and twelve months ended December 31, 2009.

The following financial review discusses the results for the three months and twelve months ended December 31, 2009 and December 31, 2008.

Fourth Quarter 2009 and Year-to-Date Highlights

•	Recorded net income of $35.5 million, or $1.13 basic and diluted earnings per share for the fourth quarter;

•	Took delivery of the Genco Claudius and delivered the vessel to Cargill International S.A. for the commencement of a 10.5 to 13.5 month time charter at a rate of $36,000 per day;

•	Signed one year time charter agreements for one Capesize vessel, two Panamax vessels, and one Handymax vessel.

o	Genco Augustus, a 2007-built Capesize vessel, with Cargill International S.A. for approximately 10.5 to 13.5 months at a rate of $39,000 per day
o	Genco Vigour, a 1999-built Panamax vessel, with Global Maritime Investments Ltd. for approximately 10.5 to 13.5 months at a rate of $24,000 per day
o	Genco Leader, a 1999-built Panamax vessel, with Baumarine AS for 10.5 to 13.5 months at a rate of $20,000 per day
o	Genco Muse, a 2001-built Handymax vessel, with Global Maritime Investments Ltd. for approximately 10.5 to 13.5 months at a rate of $17,750 per day

Financial Review: 2009 Fourth Quarter

The Company recorded net income for the fourth quarter of 2009 of $35.5 million, or $1.13 basic and diluted earnings per share. Comparatively, for the three months ended December 31, 2008, our net loss was $111.3 million or $3.56 basic and diluted loss per share.

EBITDA was $75.8 million for the three months ended December 31, 2009 versus $(74.4) million for the three months ended December 31, 2008.

Robert Gerald Buchanan, President, commented, “Our strong results for the fourth quarter and full year 2009 reflect the ongoing success management has achieved in expanding Genco’s time charter coverage with high-quality customers during a challenging drybulk market. This past year, we secured three Capesize newbuildings on contracts with leading multi-national companies prior to their delivery. Consistent with this important objective, we took advantage of a rising freight rate environment by signing time charters for three vessels last month at accretive levels. With approximately 57% of our fleet’s available days currently secured on time charters for the remainder of 2010, we remain well positioned to obtain sizeable contracted revenue streams as we continue to deliver first-rate service to world-class charterers.”

Genco Shipping & Trading Limited revenues decreased 5.3% to $96.2 million for the three months ended December 31, 2009 versus $101.6 million for the three months ended December 31, 2008 due to lower charter rates achieved for some of our vessels offset by the increase in the size of our fleet.

The average daily time charter equivalent, or TCE, rates obtained by the Company’s fleet decreased 13.4% to $30,567 per day for the three months ended December 31, 2009 compared to $35,304 per day for the three months ended December 31, 2008. The decrease in TCE rates resulted from lower charter rates achieved in the fourth quarter of 2009 versus the fourth quarter of 2008 for five of the Panamax vessels, six of the Supramax and Handymax vessels, and five of the Handysize vessels in our current fleet. This was offset by higher revenues on two of our Panamax vessels and higher revenue from the profit sharing agreements on two of our Capesize vessels leading to higher TCE rates in the fourth quarter of 2009 versus the same period last year.

Total operating expenses decreased to $44.4 million for the three months ended December 31, 2009 from $93.9 million for the three month period ended December 31, 2008. Included in the three month period ended December 31, 2008 was a $53.8 million loss on the forfeiture on vessel deposits. Higher vessel operating expenses, management fees and depreciation and amortization were recorded in the 2009 period related to the operation of a larger fleet. Vessel operating expenses were $15.1 million for the fourth quarter of 2009 compared to $13.5 million for the same period last year. The increase in vessel operating expenses was due to the operation of a larger fleet, higher insurance expenses and other expenses related to the purchase of spares, stores and supplies as well as the operation of more Capesize vessels for the fourth quarter of 2009 versus the same period last year.

Depreciation and amortization expenses increased to $24.0 million for the fourth quarter of 2009 from $19.9 million for the fourth quarter of 2008 as a result of the growth of our fleet. General and administrative expenses decreased to $3.2 million from $4.1 million during the comparative periods due to a decrease in costs associated with employee compensation and other administrative costs. Management fees were $0.9 million for the three months ended December 31, 2009 and $0.7 million for the three months ended December 31, 2008, respectively, and relate to fees paid to our independent technical managers.

Daily vessel operating expenses, or DVOE, grew to $4,817 per vessel per day during the fourth quarter of 2009 from $4,734 for the same quarter last year. Daily vessel operating expenses year to date have been below budget due to the timing of purchases of spare parts as well as lower than anticipated crew costs. We believe daily vessel operating expenses are best measured for comparative purposes over a 12-month period in order to take into account all of the expenses that each vessel in our fleet will incur over a full year of operation. For the full years ended December 31, 2009 and 2008, the average daily vessel operating expenses for our fleet were $4,796 and $4,400 respectively. Based on estimates provided by our technical managers and management’s expectations, our 2010 DVOE budget is $5,350 per vessel per day on a weighted average basis.

John C. Wobensmith, Chief Financial Officer, commented, “During the fourth quarter and full year 2009, Genco maintained its focus on enhancing the Company’s financial flexibility and expanding its industry leadership. Specifically, we utilized the significant cash flows generated by our growing high-quality fleet to increase Genco’s cash position to $205.8 million at the end of 2009. In further expanding our earnings power, we took delivery of three Capesize newbuildings to complete the 2007 acquisition of nine drybulk vessels from companies within the Metrostar Management Corporation group. Going forward, we plan to draw upon our strong balance sheet and continue to execute our growth strategy. In seeking to capitalize on additional opportunities to consolidate the industry, we will maintain our disciplined approach by adhering to a strict set of return criteria for the benefit of the Company and its shareholders.”

Financial Review: Twelve Months 2009

Net income was $148.6 million or $4.75 basic and $4.73 diluted earnings per share for the twelve months ended December 31, 2009, compared to $86.6 million or $2.86 basic and $2.84 diluted earnings per share for the twelve months ended December 31, 2008. Included in net income for the twelve months ended December 31, 2008 is an impairment loss of $103.9 million related to our investment in Jinhui Shipping & Transportation Limited, a $26.2 million gain from the sale of the Genco Trader, a $53.8 million loss on the forfeiture of vessel deposits associated with the cancellation of the six vessel acquisition, $7.0 million of income received from our investment in stock of Jinhui Shipping and Transportation Limited. Revenues decreased to $379.5 million for the twelve months ended December 31, 2009 compared to $405.4 million for the twelve months ended December 31, 2008. EBITDA was $298.3 million for the twelve months ended December 31, 2009 versus $208.8 million for the twelve months ended December 31, 2008. TCE rates obtained by the Company decreased to $31,656 per day for the twelve months ended December 31, 2009 from $37,824 for the same period in 2008. Total operating expenses were $169.0 million for the twelve months ended December 31,

2009 compared to $171.0 million for the twelve months ended December 31, 2008, and daily vessel operating expenses per vessel were $4,796 versus $4,400 for the comparative periods.

Liquidity and Capital Resources

Cash Flow

Net cash provided by operating activities for the twelve months ended December 31, 2009 and 2008 was $219.7 million and $267.4 million, respectively. The decrease in cash provided by operating activities was primarily due to a decrease in cash flows generated by the operation of our fleet due to lower charter rates and higher operating expenses. In addition, cash paid for interest increased during the twelve months ended December 31, 2009 as a result of an increase in the debt outstanding under the Company’s 2007 Credit Facility.

Net cash used in investing activities for the twelve months ended December 31, 2009 and 2008 was $306.2 million and $514.3 million, respectively.  The decrease was primarily due to less cash used for the purchase of vessels, and the decrease on payments on the forfeiture of vessel deposits during 2008, offset by a decline in cash provided by the sale of vessels. For the twelve months ended December 31, 2009, cash used in investing activities primarily related to the purchase of vessels in the amount of $287.6 million and deposits of restricted cash in the amount of $17.5 million. For the twelve months ended December 31, 2008, net cash used in investing activities primarily related to the purchase of vessels in the amount of $510.3 million, payments on the forfeiture of vessel deposits related to the cancellation of our six vessel acquisition in the amount of $53.8 million and the purchase of investments of $10.3 million, offset by the proceeds from the sale of the Genco Trader in the amount of $43.1 million and $13.7 million of proceeds from currency contracts.

Net cash provided by financing activities was $149.8 million during the twelve months ended December 31, 2009 as compared to $300.3 million during the twelve months ended December 31, 2008. The $150.5 million decrease in net cash provided by financing activities was primarily due to the issuance of common stock in the amount of $195.4 million, completed during the twelve month period last year, offset by the suspension of the company’s dividend in 2009, for which $117.1 million of cash dividends had been paid in 2008. For the twelve months ended December 31, 2009 cash provided by financing activities consisted of $166.2 million of proceeds from the 2007 Credit Facility slightly offset by $12.5 million from the repayment of debt under the 2007 Credit Facility and $3.9 million of deferred financing costs. For the same period last year, net cash provided by financing activities consisted of the drawdown of $558.3 million related to the purchase of vessels and $195.4 million in net proceeds from our May 2008 follow-on offering. These inflows were offset by the repayment of $321.0 million under the 2007 Credit Facility and the payment of cash dividends of $117.1 million.

Capital Expenditures

We make capital expenditures from time to time in connection with vessel acquisitions. We currently own a fleet of 35 drybulk vessels, consisting of nine Capesize, eight Panamax, four Supramax, six Handymax and eight Handysize vessels, with an aggregate carrying capacity of approximately 2,903,000 dwt.

In addition to acquisitions that we may undertake in future periods, we will incur additional capital expenditures due to special surveys and drydockings for our fleet. We estimate that three of our vessels will be drydocked in the first quarter of 2010 and an additional six vessels will be drydocked in the remainder of 2010. We further anticipate that five of our vessels will be drydocked in 2011.

We estimate our drydocking costs for our fleet through 2011 to be:

	Q1 2010	Q2-Q4 2010	2011
Estimated Costs (1)	$1.7 million	$3.7 million	$3.7 million
Estimated Offhire Days (2)	50	120	100

 (1) Estimates are based on our budgeted cost of drydocking our vessels in China.  Actual costs will vary based on various factors, including where the drydockings are actually performed.  We expect to fund these costs with cash from operations.

(2) Assumes 20 days per drydocking per vessel.  Actual length will vary based on the condition of the vessel, yard schedules and other factors. One of the Capesize vessels drydocking in 2010 is anticipated to complete the required maintenance in only ten days.

The Genco Predator completed its drydocking during the fourth quarter of 2009 at a cost of approximately $0.6 million. The vessel was on planned offhire for 18 days in connection with its scheduled drydocking.

Summary Consolidated Financial and Other Data

The following table summarizes Genco Shipping & Trading Limited’s selected consolidated financial and other data for the periods indicated below.

	Three Months Ended		Twelve Months Ended
	December 31, 2009	December 31, 2008	December 31, 2009	December 31, 2008
	(Dollars in thousands, except share and per share data)		(Dollars in thousands, except share and per share data)
	(unaudited)		(unaudited)
INCOME STATEMENT DATA:
Revenues	$ 96,231	$ 101,572	$ 379,531	$ 405,370

Operating expenses:
Voyage expenses	1,158	1,901	5,024	5,116
Vessel operating expenses	15,075	13,515	57,311	47,130
General and administrative expenses	3,249	4,052	15,024	17,027
Management fees	910	738	3,530	2,787
Depreciation and amortization	23,971	19,942	88,150	71,395
Gain on sale of vessel	-	-	-	(26,227)
Loss on forfeiture of vessel deposits	-	53,765	-	53,765
Total operating expenses	44,363	93,913	169,039	170,993

Operating income	51,868	7,659	210,492	234,377

Other (expense) income:
Impairment of investment	-	(103,892)	-	(103,892)
Income from investment	-	-	-	7,001
Other expense	(14)	1,935	(312)	(74)
Interest income	71	149	240	1,757
Interest expense	(16,430)	(17,156)	(61,796)	(52,589)
Other (expense):	(16,373)	(118,964)	(61,868)	(147,797)

Net income (loss)	$ 35,495	$ (111,305)	$ 148,624	$ 86,580

Earnings (loss) per share - basic	$ 1.13	$ (3.56)	$ 4.75	$ 2.86

Earnings (loss) per share - diluted	$ 1.13	$ (3.56)	$ 4.73	$ 2.84

Weighted average shares outstanding - basic	31,355,007	31,229,565	31,295,212	30,290,016

Weighted average shares outstanding - diluted	31,518,537	31,229,565	31,445,063	30,452,850

		December 31, 2009	December 31, 2008
BALANCE SHEET DATA:		(unaudited)
Cash & cash equivalents (including restricted cash)		$ 205,767	$ 124,956
Current assets, including cash		218,068	140,748
Total assets		2,336,802	1,990,006
Current liabilities (including current portion of long-term debt)		79,013	30,192
Total long-term debt (including current portion)		1,327,000	1,173,300
Shareholders' equity		928,925	696,478

		Twelve Months Ended
		December 31, 2009	December 31, 2008
		(unaudited)

Net cash provided by operating activities		$ 219,729	267,416
Net cash used in investing activities		(306,210)	(514,288)
Net cash provided by financing activities		149,792	300,332

	Three Months Ended		Twelve Months Ended
	December 31, 2009	December 31, 2008	December 31, 2009	December 31, 2008
FLEET DATA:	(unaudited)		(unaudited)
Total number of vessels at end of period	35	32	35	32
Average number of vessels (1)	34.0	31.0	32.7	29.3
Total ownership days for fleet (2)	3,130	2,855	11,949	10,711
Total available days for fleet (3)	3,110	2,823	11,831	10,582
Total operating days for fleet (4)	3,080	2,772	11,713	10,461
Fleet utilization (5)	99.0%	98.2%	99.0%	98.9%

AVERAGE DAILY RESULTS:
Time charter equivalent (6)	$ 30,567	$ 35,304	$ 31,656	$ 37,824
Daily vessel operating expenses per vessel (7)	4,817	4,734	4,796	4,400

	Three Months Ended		Twelve Months Ended
	December 31, 2009	December 31, 2008	December 31, 2009	December 31, 2008
	(Dollars in thousands)		(Dollars in thousands)
EBITDA Reconciliation:	(unaudited)		(unaudited)
Net Income (loss)	$ 35,495	$ (111,305)	$ 148,624	$ 86,580
+ Net interest expense	16,359	17,007	61,556	50,832
+ Depreciation and amortization	23,971	19,942	88,150	71,395
EBITDA(8)	75,825	(74,356)	298,330	208,807

(1) Average number of vessels is the number of vessels that constituted our fleet for the relevant period, as measured by the sum of the number of days each vessel was part of our fleet during the period divided by the number of calendar days in that period.
(2) We define ownership days as the aggregate number of days in a period during which each vessel in our fleet has been owned by us. Ownership days are an indicator of the size of our fleet over a period and affect both the amount of revenues and the amount of expenses that we record during a period.
(3) We define available days as the number of our ownership days less the aggregate number of days that our vessels are off-hire due to scheduled repairs or repairs under guarantee, vessel upgrades or special surveys and the aggregate amount of time that we spend positioning our vessels. Companies in the shipping industry generally use available days to measure the number of days in a period during which vessels should be capable of generating revenues.
(4) We define operating days as the number of our available days in a period less the aggregate number of days that our vessels are off-hire due to unforeseen circumstances. The shipping industry uses operating days to measure the aggregate number of days in a period during which vessels actually generate revenues.
(5) We calculate fleet utilization by dividing the number of our operating days during a period by the number of our available days during the period. The shipping industry uses fleet utilization to measure a company's efficiency in finding suitable employment for its vessels and minimizing the number of days that its vessels are off-hire for reasons other than scheduled repairs or repairs under guarantee, vessel upgrades, special surveys or vessel positioning.
(6) We define TCE rates as our net voyage revenue (voyage revenues less voyage expenses) divided by the number of our available days during the period, which is consistent with industry standards. TCE rate is a common shipping industry performance measure used primarily to compare daily earnings generated by vessels on time charters with daily earnings generated by vessels on voyage charters, because charterhire rates for vessels on voyage charters are generally not expressed in per-day amounts while charterhire rates for vessels on time charters generally are expressed in such amounts. Since some vessels were acquired with an existing time charter at a below-market rate, we allocated the purchase price between the vessel and an intangible liability for the value assigned to the below-market charterhire.  This intangible liability is amortized as an increase to voyage revenues over the minimum remaining term of the charter.
(7) We define daily vessel operating expenses to include crew wages and related costs, the cost of insurance expenses relating to repairs and maintenance (excluding drydocking), the costs of spares and consumable stores, tonnage taxes and other miscellaneous expenses. Daily vessel operating expenses are calculated by dividing vessel operating expenses by ownership days for the relevant period.
(8) EBITDA represents net income plus net interest expense and depreciation and amortization.  EBITDA is included because it is used by management and certain investors as a measure of operating performance. EBITDA is used by analysts in the shipping industry as a common performance measure to compare results across peers.  Our management uses EBITDA as a performance measure in our consolidating internal financial statements, and it is presented for review at our board meetings.  The Company believes that EBITDA is useful to investors as the shipping industry is capital intensive which often results in significant depreciation and cost of financing.  EBITDA presents investors with a measure in addition to net income to evaluate the Company’s performance prior to these costs.  EBITDA is not an item recognized by U.S. GAAP and should not be considered as an alternative to net income, operating income or any other indicator of a company’s operating performance required by U.S. GAAP.  EBITDA is not a source of liquidity or cash flows as shown in our consolidated statement of cash flows.  The definition of EBITDA used here may not be comparable to that used by other companies.

Genco Shipping & Trading Limited’s Fleet

Genco Shipping & Trading Limited transports iron ore, coal, grain, steel products and other drybulk cargoes along worldwide shipping routes. Genco Shipping & Trading Limited currently owns a fleet of 35 drybulk vessels, consisting of nine Capesize, eight Panamax, four Supramax, six Handymax and eight Handysize vessels, with an aggregate carrying capacity of approximately 2,903,000 dwt.

Our current fleet contains ten groups of sister ships, which are vessels of virtually identical sizes and specifications. We believe that maintaining a fleet that includes sister ships reduces costs by creating economies of scale in the maintenance, supply and crewing of our vessels. As of February 24, 2010, the average age of our current fleet was 7 years, as compared to the average age for the world fleet of approximately 15 years for the drybulk shipping segments in which we compete. The majority of the vessels in our current fleet are currently on long-term time charters with an average remaining life of approximately 9 months as of February 24, 2010.

The following table reflects the current employment of Genco's current fleet as well as the employment or other status of vessels expected to join Genco's fleet:

Vessel	Year Built	Charterer	Charter Expiration (1)	Cash Daily Rate (2)	Net Revenue Daily Rate (3)

Capesize Vessels
Genco Augustus	2007	Cargill International S.A.	December 2010	39,000
Genco Tiberius	2007	Cargill International S.A.	March 2010	45,263
Genco London	2007	SK Shipping Co., Ltd	August 2010	57,500	64,250
Genco Titus	2007	Cargill International S.A.	September 2011	45,000(4)	46,250
Genco Constantine	2008	Cargill International S.A.	August 2012	52,750(4)
Genco Hadrian	2008	Cargill International S.A.	October 2012	65,000(4)
Genco Commodus	2009	Morgan Stanley Capital Group Inc.	June 2011	36,000
Genco Maximus	2009	Cargill International S.A.	March 2010	31,750
Genco Claudius	2010	Cargill International S.A.	November 2010	36,000(5)

Panamax Vessels
Genco Beauty	1999	LD Commodities Suisse, Geneva	March 2010	19,125
Genco Knight	1999	Swissmarine Services S.A.	March 2010	16,500
Genco Leader	1999	Klaveness Chartering	December 2010	20,000
Genco Vigour	1999	Global Maritime Investments Ltd.	November 2010	24,000
Genco Acheron	1999	Global Chartering Ltd (a subsidiary of ArcelorMittal Group)	July 2011	55,250
Genco Surprise	1998	Hanjin Shipping Co., Ltd.	December 2010	42,100
Genco Raptor	2007	COSCO Bulk Carriers Co., Ltd.	April 2012	52,800
Genco Thunder	2007	Klaveness Chartering	April 2010	20,000

Supramax Vessels
Genco Predator	2005	Bulkhandling Handymax A/S	April 2010	Spot(6)
Genco Warrior	2005	Hyundai Merchant Marine Co. Ltd.	November 2010	38,750
Genco Hunter	2007	Pacific Basin Chartering Ltd.	March 2010	17,000

Genco Cavalier	2007	Clipper Bulk Shipping NV	April 10	20,000(7)

Handymax Vessels
Genco Success	1997	Korea Line Corporation	February 2011	33,000(8)
Genco Carrier	1998	Louis Dreyfus Corporation	March 2011	37,000
Genco Prosperity	1997	Pacific Basin Chartering Ltd	June 2011	37,000
Genco Wisdom	1997	Hyundai Merchant Marine Co. Ltd.	February 2011	34,500
Genco Marine	1996	STX Pan Ocean Co. Ltd.	March 2010	15,500
Genco Muse	2001	Global Maritime Investments Ltd.	December 2010	17,750

Handysize Vessels
Genco Explorer	1999	Lauritzen Bulkers A/S	May 2010	Spot(9)
Genco Pioneer	1999	Lauritzen Bulkers A/S	May 2010	Spot(9)
Genco Progress	1999	Lauritzen Bulkers A/S	February 2011	Spot(9)
Genco Reliance	1999	Lauritzen Bulkers A/S	February 2011	Spot(9)
Genco Sugar	1998	Lauritzen Bulkers A/S	February 2011	Spot(9)
Genco Charger	2005	Pacific Basin Chartering Ltd.	November 2010	24,000
Genco Challenger	2003	Pacific Basin Chartering Ltd.	November 2010	24,000
Genco Champion	2006	Pacific Basin Chartering Ltd.	December 2010	24,000

(1) The charter expiration dates presented represent the earliest dates that our charters may be terminated in the ordinary course.  Except for the Genco Titus, Genco Constantine, and Genco Hadrian under the terms of each contract, the charterer is entitled to extend the time charters from two to four months in order to complete the vessel's final voyage plus any time the vessel has been off-hire. The charterer of the Genco Titus and Genco Hadrian has the option to extend the charter for a period of one year.  The Genco Constantine has the option to extend the charter for a period of eight months.
(2) Time charter rates presented are the gross daily charterhire rates before third-party commissions generally ranging from 1.25% to 5.00%. In a time charter, the charterer is responsible for voyage expenses such as bunkers, port expenses, agents’ fees and canal dues.
(3) For the vessels acquired with a below-market time charter rate, the approximate amount of revenue on a daily basis to be recognized as revenues is displayed in the column named “Net Revenue Daily Rate” and is net of any third-party commissions. Since these vessels were acquired with existing time charters with below-market rates, we allocated the purchase price between the respective vessels and an intangible liability for the value assigned to the below-market charterhire.  This intangible liability is amortized as an increase to voyage revenues over the minimum remaining term of the charter.  The minimum remaining term for the Genco Tiberius expired on January 13, 2010, the Genco London expires on August 30, 2010 and the Genco Titus on September 26, 2011 at which point the respective liabilities are amortized to zero and the vessels begin earning the “Cash Daily Rate”. For cash flow purposes, we will continue to receive the rate presented in the “Cash Daily Rate” column until the charter expires.
(4) These charters include a 50% index-based profit sharing component above the respective base rates listed in the table. The profit sharing between the charterer and us for each 15-day period is calculated by taking the average over that period of the published Baltic Cape Index of the four time charter routes, as reflected in daily reports. If such average is more than the base rate payable under the charter, the excess amount is allocable 50% to each of the charterer and us. A third-party brokerage commission of 3.75% based on the profit sharing amount due to us is payable out of our share.
(5) We have reached an agreement to charter the vessel for 10.5 to 13.5 months at a rate of $36,000 per day, less a 5% third-party commission and commenced on January 4, 2010.
(6) We entered the vessel into the Bulkhandling Handymax Pool with an option to convert the balance period of the charter party to a fixed rate, but only after January 1, 2009. In addition to a 1.25% third-party brokerage commission, the charter party calls for a management fee.
(7) We reached an agreement to extend the time charter for an additional 2 to 4 months at a rate of $20,000 per day less a 5% third-party commission. The charter commenced following the completion of the previous time charter on February 20, 2010.
(8) We extended the time charter for an additional 35 to 37.5 months at a rate of $40,000 per day for the first 12 months, $33,000 per day for the following 12 months, $26,000 per day for the next 12 months and $33,000 per day thereafter less a 5% third-party commission. In all cases, the rate for the duration of the time charter will average $33,000 per day. For purposes of revenue recognition, the time charter contract is reflected on a straight-line basis at approximately $33,000 per day for 35 to 37.5 months in accordance with U.S. GAAP.
(9) We have reached an agreement to enter these vessels into the LB/IVS Pool whereby Lauritzen Bulkers A/S acts as the pool manager. Under the pool agreement, we can withdraw up to three vessels with three months’ notice until December 31, 2009 and the remaining two vessels with 12 months’ notice. After December 31, 2009, we can withdraw up to two vessels with three months’ notice and the remaining three vessels with 12 months’ notice.

About Genco Shipping & Trading Limited

Genco Shipping & Trading Limited transports iron ore, coal, grain, steel products and other drybulk cargoes along worldwide shipping routes. Genco Shipping & Trading Limited currently owns a fleet of 35 drybulk vessels, consisting of nine Capesize, eight Panamax, four Supramax, six Handymax and eight Handysize vessels, with an aggregate carrying capacity of approximately 2,903,000 dwt.

Conference Call Announcement

Genco Shipping & Trading Limited announced that it will hold a conference call on Thursday, February 25, 2010 at 8:30 a.m. Eastern Time, to discuss its 2009 fourth quarter financial results.  The conference call and a presentation will be simultaneously webcast and will be available on the Company’s website, www.GencoShipping.com. To access the conference call, dial (800) 503-8169 or (719) 325-2322 and enter passcode 1246198.  A replay of the conference call can also be accessed available through Thursday, March 11, 2010 at (888) 203-1112 or (719) 457-0820 and entering the passcode 1246198. The Company intends to place additional materials related to the earnings announcement, including a slide presentation, on its website prior to the conference call.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements are based on management’s current expectations and observations. Included among the factors that, in our view, could cause actual results to differ materially from the forward looking statements contained in this report are the following: (i) changes in demand or rates in the drybulk shipping industry; (ii) changes in the supply of or demand for drybulk products, generally or in particular regions; (iii) changes in the supply of drybulk carriers including newbuilding of vessels or lower than anticipated scrapping of older vessels; (iv) changes in rules and regulations applicable to the cargo industry, including, without limitation, legislation adopted by international organizations or by individual countries and actions taken by regulatory authorities; (v) increases in costs and expenses including but not limited to: crew wages, insurance, provisions, repairs, maintenance and general and administrative expenses; (vi) the adequacy of our insurance arrangements; (vii) changes in general domestic and international political conditions; (viii) changes in the condition of the Company’s vessels or applicable maintenance or regulatory standards (which may affect, among other things, our anticipated drydocking or maintenance and repair costs) and unanticipated drydock expenditures; (ix) the Company’s acquisition or disposition of vessels; (x) the completion of definitive documentation with respect to time charters; (xi) charterers’ compliance with the terms of their charters in the current market environment; and other factors listed from time to time in our public filings with the Securities and Exchange Commission including, without limitation, the Company’s Annual Reports on Form 10-K for the year ended December 31, 2008 and its reports on Form 10-Q and Form 8-K.